UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2011

Cal-Maine Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-04892 (Commission File Number)	64-0500378 (IRS Employer Identification No.)

3320 Woodrow Wilson Avenue, Jackson, Mississippi (Address of principal executive offices)	39207 (Zip Code)

(601) 948-6813

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01Changes in Control of Registrant.

A conservatorship has been established to manage the affairs of Fred R. Adams, Jr., the founder and Chairman Emeritus of Cal-Maine Foods, Inc. (the “Company”). Jean Morris Adams, Mr. Adams’ spouse, and Adolphus B. Baker, Mr. Adams’ son-in-law and Chairman, President and Chief Executive Officer of the Company, are co-conservators under the conservatorship, which was established on November 7, 2011, as a result of the impairment of Mr. Adams’ health related to his previously disclosed stroke. Mr. Adams continues to consult actively and regularly with the Company, and it is expected that he will continue to do so for as long as he is able. Pursuant to the conservatorship, Mr. Baker and Mrs. Adams have the exclusive power to vote or direct the voting of Mr. Adams’ shares. While they also have dispositive power over such shares, disposition of such shares may require court approval in accordance with Mississippi conservatorship laws. Members of the Adams family continue to hold more than a majority of the Company’s voting power, although the establishment of the conservatorship as it relates to Mr. Adams’ shares may be deemed to have constituted a change in control from Mr. Adams to Mrs. Adams and Mr. Baker. The beneficial ownership of the Company’s common stock and Class A common stock by Mr. Adams, Mrs. Adams and Mr. Baker is set forth below.

	Number of Shares Beneficially Owned		Percentage of Class Outstanding		Percentage of Total Voting Power(1)
	Common Stock	Class A Common Stock	Common Stock	Class A Common Stock
Fred R. Adams, Jr. (through Adolphus B. Baker and Jean Morris Adams, as his Co-Conservators)(2)	12,251,363	3,587,230	28.0%	74.7%	52.5%
Jean Morris Adams(3)	12,251,363	3,587,230	28.0%	74.7%	52.5%
Adolphus B. Baker(4)	11,439,176	4,703,520	26.2%	98.0%	63.8%

(1)Percentage of total voting power represents voting power with respect to all shares of our common stock and Class A common stock, voting together as a single class. Each share of common stock is entitled to one vote and each share of Class A common stock is entitled to ten votes. Shares of Class A common stock are automatically converted into common stock on a share per share basis in the event the beneficial or record ownership of any such share of Class A common stock is transferred to any person other than Mr. Adams or members of his immediate family. Each share of Class A common stock is convertible, at the option of its holder, into one share of common stock at any time.

(2)Includes 711,507 shares of common stock accumulated under the Cal-Maine Foods, Inc. KSOP (the “KSOP”). Also includes 1,554,870 shares of common stock and 96,480 shares of Class A common stock owned by Mr. Adams’ spouse separately and as to which Mr. Adams disclaims beneficial ownership.

(3)Pursuant to the conservatorship described above, includes 9,984,986 shares of common stock and 3,490,750 shares of Class A common stock owned by Mr. Adams separately, and 711,507 shares of common stock accumulated under Mr. Adams’ KSOP account.

(4)Includes 248,368 shares of common stock and 1,784 shares of Class A common stock owned by Mr. Baker’s spouse separately as to which Mr. Baker disclaims beneficial ownership, 4,586 shares of common stock accumulated under his spouse’s KSOP account as to which Mr. Baker disclaims beneficial ownership, 145,593 shares of common stock accumulated under Mr. Baker’s KSOP account, and 29,100 shares of unvested restricted common stock. Pursuant to the conservatorship described above, includes 9,984,986 shares of common stock and 3,490,750 shares of Class A common stock owned by Mr. Adams separately and 711,507 shares of common stock accumulated under Mr. Adams’ KSOP account.

Pursuant to Rule13d-3 under the Securities Exchange Act of 1934, Mr. Adams, Mrs. Adams and Mr. Baker are deemed to beneficially own, assuming conversion of the Class A common stock into common stock, approximately 33.5%, 33.5% and 33.4%, respectively, of the common stock of the Company.

The appointment of the conservators occurred by a court order. Accordingly, no consideration was paid by the conservators. There are no arrangements or understandings among Mr. Adams, Mrs. Adams and Mr. Baker and their associates with respect to election of directors or other matters, except as set forth herein with respect to the conservatorship. There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAL-MAINE FOODS, INC.
Date: August 28, 2015	By:	/s/ Timothy A. Dawson
	Name:	Timothy A. Dawson
	Title:	Director, Vice President and Chief Financial Officer